EXHIBIT 99

U.S. $200,000,000
REVOLVING CREDIT AGREEMENT

Dated as of June 1, 2005

HORMEL FOODS CORPORATION, a Delaware corporation (the “Borrower”), the Banks listed on the signature pages (the “Banks,” together with each bank which becomes a lender hereunder pursuant to Section 8.07, collectively the “Lenders”), CITICORP USA, INC. (“CUSA”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and the other agents named herein agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Adjusted Eurodollar Rate” shall mean, for any Interest Period for a Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a)(i) the offered rate (if any) appearing on the Telerate Screen which displays British Bankers’ Association Interest Settlement Rates for deposits of the relevant amount in Dollars for a period equal to the Interest Period relating to that Advance at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, or (ii) if the Administrative Agent is unable to access the Telerate Screen or if the relevant rate is not displayed, the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which Citibank was offering to leading banks in the London interbank market deposits in Dollars of an equivalent amount and for such Interest Period at or about 11:00 A.M. (London time) two Business Days before the first day of such Interest Period with respect to each Eurodollar Rate Advance, by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage, subject, however, to the provisions of Section 2.02(b).  For the purposes of this definition, “Telerate Screen” means the display on the Telerate Service or such other service as may be nominated by the British Bankers’ Association Interest Settlement Rates for deposits in Dollars.

“Administrative Agent” means CUSA, in its capacity as administrative agent for the Lenders, or any Person serving as its successor.

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing pursuant to Section 2.01, and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a “Type” of Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agent” or “Agents” means the Administrative Agent; provided, that, solely for purposes of Sections 7.02, 7.04, 7.05, 8.04, 8.07(b)(iv), 8.08 and 8.12 of this Agreement the term “Agent” or “Agents”, as the case may be, shall include each financial institution named on the signature page or facing page hereof as an agent and the Arranger.

“Agent Parties” has the meaning set forth in Section 8.l3(b).

“Agreement” means this Revolving Credit Agreement as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, for any period for which any interest payment is to be made with respect to any Advance, the interest rate per annum derived by dividing (i) the sum of Daily Margins for each of the days included in such period by (ii) the number of days included in such period.

“Arranger” means CGMI as sole lead arranger and book runner.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A hereto.

“Assuming Lender” has the meaning specified in Section 2.16(d).

“Assumption Agreement” has the meaning specified in Section 2.16(d)(ii).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a)                                  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate (which is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate);

(b)                                 the sum of (A) 1/2 of one percent per annum, plus (B) the rate obtained by dividing (x) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks (such three-week moving average being determined weekly by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent), by (y) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirements for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month nonpersonal time deposits of at least $100,000), plus (C) the average during such three-week period of the daily net annual assessment rates estimated by Citibank for determining the current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation for insuring three-month deposits in the United States; or

(c)                                  1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance which bears interest at a rate per annum determined on the basis of the Base Rate, as provided in Section 2.06(a).

“Borrower” means Hormel Foods Corporation, a Delaware corporation.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made on the same day pursuant to the same Notice of Borrowing by each of the Lenders pursuant to Section 2.02(a).

“Business Day” means a day of the year other than a Saturday or a Sunday on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Lease” means, with respect to any Person, any lease of any property by that Person as lessee which would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

“CGMI” means Citigroup Global Markets Inc.

“Citibank” means Citibank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule II hereto, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into an Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(c), as such amount may be reduced pursuant to Section 2.04 or increased pursuant to Section 2.16.

“Commitment Date” has the meaning specified in Section 2.16(b).

“Commitment Increase” has the meaning specified in Section 2.16(a).

“Commitment Termination Date” means [June 1], 2010 or such earlier date as the Commitments may be terminated pursuant to Section 2.04 or Section 6.01.

“Communications” has the meaning set forth in Section 8.13(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit B hereto, delivered to the Lenders by the Borrower pursuant to Section 5.01(b)(iii).

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.08.

“CUSA” means Citicorp USA, Inc.

“Daily Margin” means, for any date of determination, for the designated Level, Utilization Ratio applicable to such date of determination and Type of Advance, the following interest rates per annum:

	Daily Margin when Utilization Ratio is equal to or less than 0.50:1.00		Daily Margin when Utilization Ratio is greater than 0.50:1.00
	TYPE OF ADVANCE		TYPE OF ADVANCE
	Base Rate Advance	EURO Rate Advance	Base Rate Advance	EURO Rate Advance

Level 1	0%	0.1450%	0.050%	0.1950%
Level 2	0%	0.1850%	0.050%	0.2350%
Level 3	0%	0.2200%	0.075%	0.2950%
Level 4	0%	0.3250%	0.125%	0.4500%
Level 5	0%	0.4250%	0.175%	0.6000%

For purposes of this definition, (a) “Utilization Ratio” means, as of any date of determination, the ratio of (1) the Total Utilization of Commitments to (2) the aggregate outstanding amount of all Commitments (whether used or unused) in effect as of such date, (b) if any change in the rating established by S&P or Moody’s with respect to Long-Term Debt shall result in a change in the Level, the change in the Daily Margin shall be effective as of the date on which such rating change is publicly announced, and (c) if the ratings established by both of S&P and Moody’s with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable level for such day shall be deemed to be Level 5 (or, if the Requisite Lenders consent in writing, such other Level as may be reasonably determined by the Requisite Lenders from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Requisite Lenders).

“Debt” means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under Capital Leases, or (iii) obligations under guarantees in respect of indebtedness or in respect of obligations of others of the kinds referred to in clause (i) or (ii) above.

“Designating Lender” has the meaning specified in Section 8.07(g).

“Dollars” and the sign “$” each means lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which an Eligible Assignee became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agents.

“EBITDA” means, for any period, consolidated net income (excluding extraordinary, unusual, or nonrecurring gains or losses), plus provision for income taxes of the Borrower and its Subsidiaries, plus interest expense of the Borrower and its Subsidiaries, plus depreciation expense of the Borrower and its Subsidiaries, plus amortization of intangibles of the Borrower and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP.

“Effective Date” means the date on which all of the conditions in Section 3.01 were satisfied or waived, which date was [June 1], 2005.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economical Cooperation and Development (the “OECD”), or a political subdivision of any such country and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (iii) any Person engaged in the business of lending and that is an Affiliate of a Lender or of a Person of which a Lender is a Subsidiary.

“Environmental Law” means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States or any State or territory thereof and which relate to the environment or the release of any materials into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Borrower or an ERISA Affiliate in the circumstances described in

Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Borrower, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.06(b).

“Eurodollar Rate Reserve Percentage” for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for member banks in the Federal Reserve System with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 20, 2003, by and among the Borrower, the Administrative Agent, the banks named therein and the other parties thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Funded Indebtedness” means Debt with balances outstanding.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Hormel Foundation” is a Minnesota non-profit corporation organized for religious, charitable, scientific, literary or educational purposes.  The Hormel Foundation is a public foundation.  The Hormel Foundation is the beneficial owner of 46.34% of common stock of The Hormel Foods Corporation as of May 13, 2005.

“Hostile Acquisition” means the acquisition of the capital stock or other equity interests of a Person (the “Target”) through a tender offer or similar solicitation of the owners of such capital stock or other equity interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of the Target or by similar action if the Target is not a corporation or as to which such approval has been withdrawn.

“Increase Date” has the meaning specified in Section 2.16(a).

“Increasing Lender” has the meaning specified in Section 2.16(b).

“Insufficiency” means, with respect to any Pension Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance, or on the date of continuation of such Advance as a Eurodollar Rate Advance upon expiration of successive Interest Periods applicable thereto, or on the date of Conversion of a Base Rate Advance into a Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may select in the Notice of Borrowing or the Notice of Conversion/Continuation for such Advance; provided, however, that:

(i)                                     the Borrower may not select any Interest Period in respect of Advances that ends after the Commitment Termination Date;

(ii)                                  Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration; and

(iii)                               whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

“Lenders” means the Lenders listed on Schedule I hereof, each Assuming Lender that shall become a party hereto pursuant to Section 2.16 and each Eligible Assignee that shall become a party hereto pursuant to Section 8.07.

“Level” means Level 1, Level 2, Level 3, Level 4 or Level 5, as the case may be.

“Level 1” means that, as of any date of determination, the Long-Term Debt carries either of the following ratings:

“A+” from S&P

“A1” from Moody’s

“Level 2” means that, as of any date of determination, the criteria of Level 1 are not satisfied and the Long-Term Debt carries either of the following ratings:

“A” from S&P

“A2” from Moody’s

“Level 3” means that, as of any date of determination, the criteria of neither Level 1 nor Level 2 are satisfied and the Long-Term Debt carries either of the following ratings:

“A-” from S&P

“A3” from Moody’s

“Level 4” means that, as of any date of determination, the criteria of neither Level 1, Level 2 nor Level 3 are satisfied and the Long-Term Debt carries either of the following ratings:

“BBB+” from S&P

“Baa1” from Moody’s

“Level 5” means that, as of any date of determination, the criteria of neither Level 1, Level 2, Level 3 nor Level 4 are satisfied.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

“Loan Documents” means this Agreement and the related documents.

“Long-Term Debt” means senior, unsecured, long term debt securities of the Borrower.

“Margin Stock” has the meaning assigned to that term in Regulation U promulgated by the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Material Subsidiary” means any Subsidiary of the Borrower having total assets in excess of $20,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate of the Borrower is making, or is obligated to make, contributions or has Withdrawal Liability.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Income” means net income in accordance with GAAP.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit C hereto, delivered to the Administrative Agent by the Borrower pursuant to Section 2.08.

“Payment Office” means the principal office of CUSA, located on the date hereof at 2 Penns Way, Suite 200, New Castle, Delaware 19720 (or such other place as the Administrative Agent may designate by notice to the Borrower and the Lenders from time to time).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Pension Plan” means a Single Employer Plan or a Multiple Employer Plan or both.

“Person” means an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Platform” has the meaning set forth in Section 8.13(b).

“Potential Event of Default” means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

“Register” has the meaning specified in Section 8.07(d).

“Requisite Lenders” means at any time Lenders holding greater than 51% of the then aggregate unpaid principal amount of the Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having greater than 51% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Advances or having such amount of the Commitments or

(ii) determining the aggregate unpaid principal amount of the Advances or the total Commitments).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies.

“SEC” means the Securities and Exchange Commission and any successor agency.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated.

“SPV” has the meaning specified in Section 8.07(g).

“Subsidiary” of any Person means, as of any time of determination, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of stock or other securities entitled to vote in the election of directors, managers or trustees thereof is at such time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Total Utilization of Commitments” means at any date of determination the aggregate principal amount of all Advances outstanding at such date.

“Type” means, with reference to an Advance, a Base Rate Advance or a Eurodollar Rate Advance.

“Withdrawal Liability” has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

Section 1.02  Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  All computations determining compliance with financial covenants or terms, including definitions used therein, shall be prepared in accordance with generally accepted accounting principles in effect at the time of the preparation of, and in conformity with those used to prepare, the historical financial statements delivered to the Lenders pursuant to Section 4.01(e).  If at any time the computations for determining compliance with financial covenants or provisions relating thereto utilize generally accepted accounting principles different than those then being utilized in the financial statements being delivered to the Lenders, such financial statements shall be accompanied by a reconciliation statement.

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01  The Advances.

Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Commitment Termination Date in an aggregate amount not to exceed at any time outstanding such Lender’s Commitment; provided that (i) in no event shall the aggregate principal amount of Advances from any Lender outstanding at any time exceed its Commitment then in effect and (ii) the Total Utilization of Commitments shall not exceed the aggregate Commitments then in effect.

Each Borrowing shall be in an aggregate amount not less than $5,000,000 or a multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments.  Within the limits of each Lender’s Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.05(b) and reborrow under this Section 2.01.

Section 2.02  Making the Advances.

Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the date of a proposed Borrowing consisting of Base Rate Advances and (y) 11:00 A.M. (New York City time) on the third Business Day prior to the date of a proposed Borrowing consisting of Eurodollar Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be sent by telecopier, confirmed immediately in writing, in substantially the form of Exhibit D hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Advances, the initial Interest Period for each such Advance.  The Borrower may, subject to the conditions herein provided, borrow more than one Borrowing on any Business Day.  Each Lender shall, before 2:00 P.M. (New York City time) in the case of a Borrowing consisting of Base Rate Advances and before 11:00 A.M. (New York City time) in the case of a Borrowing consisting of Eurodollar Rate Advances, in each case on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 8.02, in same day funds, such Lender’s ratable portion of such Borrowing.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.

Anything in subsection (a) above to the contrary notwithstanding,

(i)                                     the Borrower may not select Eurodollar Rate Advances for any Borrowing or with respect to the Conversion or continuance of any Borrowing if the aggregate amount of such Borrowing or such Conversion or continuance is less than $5,000,000;

(ii)                                  there shall be no more than eight Interest Periods relating to Borrowings consisting of Eurodollar Rate Advances outstanding at any time;

(iii)                               if any Lender shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, the Commitment of such Lender to make Eurodollar Rate Advances or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist and such Lender’s then outstanding Eurodollar Rate Advances, if any, shall be converted to Base Rate Advances as of the end of any applicable Interest Period or at such earlier time as may be legally required; to the extent that such affected Eurodollar Rate Advances become Base Rate Advances, all payments of principal that would have been otherwise applied to such Eurodollar Rate Advances shall be applied instead to such Lender’s Base Rate Advances; provided that if Requisite Lenders are subject to the same illegality or assertion of illegality, then the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing or to Convert all or any portion of Base Rate Advances shall forthwith be suspended until the Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and

(iv)                              if the Requisite Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Adjusted Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing or by reason of the termination of hedging or other similar arrangements, in each case when such Advance is not made on such date (other than by reason of (i) a breach of a Lender’s obligations hereunder or (ii) a suspension of Eurodollar Rate Advances under clauses (iii), (iv) or (v) of paragraph (b) of this Section 2.02), including without limitation, as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III.

Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such

Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03  Fees.

Facility Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on such Lender’s daily average Commitment, whether used or unused, from the Effective Date in the case of each Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Commitment Termination Date, payable quarterly in arrears on the last day of each March, June, September and December during the term of such Lender’s Commitment, commencing June 30, 2005, and on the Commitment Termination Date, in an amount equal to the product of (i) such Lender’s daily average Commitment, whether used or unused, in effect during the period for which such payment that is to be made times (ii) the weighted average rate per annum that is derived from the rates determined pursuant to the table set forth below based upon ratings on the Long-Term Debt:

Level	Facility Fee Rate

1	0.055%
2	0.065%
3	0.080%
4	0.100%
5	0.150%

If any change in the rating established by S&P or Moody’s with respect to Long-Term Debt shall result in a change in the Level, the change in the facility fee shall be effective as of the date on which such rating change is publicly announced.  If the ratings established by both S&P and Moody’s with respect to Long-Term Debt are unavailable for any reason for any day, then the applicable Level for purposes of calculating the facility fee for such day shall be deemed to be Level 5 (or, if the Requisite Lenders consent in writing, such other Level as may be reasonably determined by the Requisite Lenders from a rating with respect to Long-Term Debt for such day established by another rating agency reasonably acceptable to the Requisite Lenders).

Agents’ Fees.  The Borrower agrees to pay to the Administrative Agent and the Arranger the fees payable to each such Agent pursuant to the fee letter dated as of April 22, 2005, among the Borrower, CUSA and CGMI, in the amounts and at the times specified in such letter.

Section 2.04  Optional Termination and Reduction of the Commitments.  The Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that (i) each partial reduction shall be in the aggregate amount of $10,000,000 or a multiple of $1,000,000 in excess thereof, and (ii) the aggregate of the Commitments of the Lenders shall not be reduced to an amount which is less than the Total Utilization of Commitments.  Once so reduced or terminated pursuant to this Section 2.04, Commitments of the Lenders shall not be reinstated.

Section 2.05  Repayment and Prepayment of Advances.

Mandatory Repayment on Certain Date.  The Borrower shall repay the outstanding principal amount of each Advance on the Commitment Termination Date.

Voluntary Prepayments of Borrowings.

(i)                                     The Borrower shall have no right to prepay any principal amount of any Advances other than as provided in this subsection (b).

(ii)                                  The Borrower may, upon notice to the Administrative Agent no later than 11:00 A.M. (New York time) (A) on the date the Borrower proposes to prepay, in the case of Base Rate Advances and (B) at least five (5) Business Days’ notice to the Administrative Agent in the case of Eurodollar Rate Advances, stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $2,000,000 and multiples of $1,000,000 in excess thereof, and (y) in the case of any such prepayment of any Eurodollar Rate Advance, the Borrower shall pay all accrued interest to the date of such prepayment on the portion of such Eurodollar Rate Advance being prepaid and shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b).

Section 2.06  Interest on Advances.  The Borrower shall pay to each Lender interest accrued on the principal amount of each Advance outstanding from time to time from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal at all times to (i) the Base Rate in effect from time to time plus (ii) the Applicable Margin, if any, payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement, commencing June 30, 2005, and on the Commitment

Termination Date; provided that any amount of principal, interest, fees and other amounts payable under this Agreement (including, without limitation, the principal amount of Base Rate Advances, but excluding the principal amount of Eurodollar Rate Advances) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time.

Eurodollar Rate Advances.  If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period plus (ii) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any principal amount of any Eurodollar Rate Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (A) during the Interest Period applicable to such Eurodollar Rate Advance, the greater of (x) 2% per annum above the Base Rate in effect from time to time and (y) 2% per annum above the rate per annum required to be paid on such amount immediately prior to the date on which such amount became due and (B) after the expiration of such Interest Period, 2% per annum above the Base Rate in effect from time to time.

Section 2.07  Interest Rate Determination.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.06(a) or 2.06(b).

Section 2.08  Voluntary Conversion or Continuation of Advances.

The Borrower may on any Business Day, upon delivery of a Notice of Conversion/Continuation to the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of such Notice of Conversion/Continuation, and subject to the provisions of Section 2.02(b), (1) Convert all Advances of one Type comprising the same Borrowing into Advances of another Type and (2) upon the expiration of any Interest Period applicable to Advances which are Eurodollar Rate Advances, continue all (or, subject to Section 2.02(b), any portion of) such Advances as Eurodollar Rate Advances and the succeeding Interest Period(s) of such continued Advances shall commence on the last day of the Interest Period of the Advances to be continued; provided, however, that any Conversion of any Eurodollar Rate Advances into Base Rate Advances shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advances.  Each such Notice of Conversion/Continuation shall, within the restrictions specified above, specify (i) the date of such continuation or Conversion, (ii) the Advances (or, subject to Section 2.02(b), any portion thereof) to be continued or Converted, (iii) if such continuation is of, or such Conversion is into, Eurodollar Rate Advances, the duration of the Interest Period for each such Advance, and (iv) in the case of a continuation of or a Conversion into a Eurodollar Rate Advance, that no Potential Event of Default or Event of Default has occurred and is continuing.

If, upon the expiration of the then existing Interest Period applicable to any Advance which is a Eurodollar Rate Advance, the Borrower shall not have delivered a Notice of

Conversion/Continuation in accordance with this Section 2.08, then such Advance shall upon such expiration automatically be Converted to a Base Rate Advance.

After the occurrence of and during the continuance of a Potential Event of Default or an Event of Default, the Borrower may not elect to have an Advance be made or continued as, or Converted into, a Eurodollar Rate Advance after the expiration of any Interest Period then in effect for that Advance.

Section 2.09  Increased Costs.

If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements in the case of Eurodollar Rate Advances included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that Borrower shall have no obligation to pay an additional amount in respect of any increased cost attributable to the period before 90 days prior to the date of such demand.  A certificate as to the amount and manner of calculation of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall immediately pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder; provided that Borrower shall have no obligation to pay an additional amount in respect of any additional amount attributable to the period before 90 days prior to the date of such demand.  A certificate as to such amounts and the manner of calculation thereof submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

If a Lender shall change its Applicable Lending Office, such Lender shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the amount such Lender would have been entitled to receive if it had not changed its Applicable Lending Office, unless such change was made at the request of the Borrower or at a time when the circumstances giving rise to such greater payment did not exist.

Section 2.10  Payments and Computations.

The Borrower shall make each payment hereunder not later than 1:00 P.M. (New York City time) on the day when due in Dollars to the Administrative Agent at its address referred to in Section 8.02 in same day funds.  Subject to the immediately succeeding sentence, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.09 or 2.11) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon receipt of principal or interest paid after an Event of Default and an acceleration or a deemed acceleration of amounts due hereunder, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably in accordance with each Lender’s outstanding Advances (other than amounts payable pursuant to Section 2.09 or 2.11) to the Lenders for the account of their respective Applicable Lending Offices.  Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.16, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted Eurodollar Rate or the Federal Funds Rate and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or such fees are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent that the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11  Taxes.

Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and each Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or such Agent (as the case may be) is organized or any political subdivision thereof or in which its principal office is located, (ii) in the case of each Lender taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (iii) in the case of each Lender and each Agent, taxes imposed by the United States by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof in the case of each Bank and on the effective date of the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender, on payments to be made to the Agents or such Lender’s Applicable Lending Office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or either Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from the execution, delivery or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

The Borrower will indemnify each Lender and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof.

Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement, in the case of each Bank, and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender, in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with (i) Internal Revenue Service Form W-8BEN or W-8EC1, as appropriate, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under this Agreement and (ii) to the extent it does not act or ceases to act for its own account with respect to any sums paid or payable to such Lender hereunder (for example, in the case of a typical participation by such Lender), Internal Revenue Service Form W-8IMY or any successor form prescribed by the Internal Revenue Service to establish that the Lender is not acting for its own account with respect to a portion of any such sums paid or payable to such Lender.  If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 2.11(a).

For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in Section 2.11(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.11(a) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall, at the expense of such Lender, take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.11 shall survive the payment in full of principal and interest hereunder.

Section 2.12  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.09 or 2.11) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.13  Evidence of Debt.

Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date, amount and tenor, as applicable, of each Borrowing, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

If, in the opinion of any Lender, a promissory note or other evidence of debt is required, appropriate or desirable to reflect or enforce the indebtedness of the Borrower resulting from the Advances made, or to be made, by such Lender to the Borrower, then, upon request of such Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note substantially in the form of Exhibit E, payable to the order of such Lender in an amount up to the maximum amount of Advances payable or to be payable by the Borrower to the Lender from time to time hereunder.

Section 2.14  Use of Proceeds.

Advances shall be used by the Borrower for commercial paper backup and for general corporate purposes, including acquisition financing; provided that proceeds of Advances and proceeds of commercial paper as to which this Agreement provides backup shall not be used for any Hostile Acquisition.

No portion of the proceeds of any Advances under this Agreement shall be used by the Borrower or any of its Subsidiaries in any manner which might cause the Advances or the application of such proceeds to violate, or require any Lender to make any filing or take any other action under, Regulation U, Regulation T, or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such Advances and such use of proceeds.

Section 2.15  Substitution of Lenders.  If any Lender requests compensation from the Borrower under Section 2.09(a) or (b) or Section 2.11, the Borrower shall have the right, with the assistance of the Agents, to seek one or more Eligible Assignees (which may be one or more of the Lenders) reasonably satisfactory to the Administrative Agent and the Borrower to purchase the Advances and assume the Commitments of such Lender, and the Borrower, the Administrative Agent, such Lender, and such Eligible Assignees shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 8.07(a) hereof to effect the assignment of rights to and the assumption of obligations by such Eligible Assignees; provided that (i) such requesting Lender shall be entitled to compensation under Section 2.09 and 2.11 for any costs incurred by it prior to its replacement, (ii) no Event of Default, or Potential Event of Default, has occurred and is continuing, (iii) the Borrower has satisfied all of its obligations under the Loan Documents relating to such Lender, including without limitation obligations, if any, under Section 8.04(b) and (iv) the Borrower shall have paid the Administrative Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

Section 2.16  Increase in the Aggregate Commitments.

The Borrower may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $5,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $275,000,000 and (ii) on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, (A) the Long Term Debt carries a rating of “BBB+” or better from S&P and a rating of “Baa1” or better from Moody’s, (B) the representations and warranties of the Borrower contained in Section 4.01 are correct and (C) no event has occurred and is continuing, or would result from such Commitment Increase, which constitutes an Event of Default or a Potential Event of Default.

The Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”).  Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Agent.

Promptly following each Commitment Date, the Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or more.

On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.16(b) and (c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.16(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i)                                     (A) certified copies of resolutions of the Board of Directors of the Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrower (which may be in-house counsel), in substantially the form of Exhibit F hereto;

(ii)                                  an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Borrower; and

(iii)                               confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.16(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

ARTICLE III
CONDITIONS OF EFFECTIVENESS AND LENDING

Section 3.01  Conditions Precedent to Effectiveness.

The effectiveness of the Agreement is subject to the prior or concurrent satisfaction of the following conditions and the Administrative Agent shall receive for the account of each Lender party to the Agreement the following, each, unless otherwise noted, dated the Effective Date, and in form and substance satisfactory to the Administrative Agent and the Arranger:

(i)                                     Copies of resolutions of the Board of Directors of the Borrower (or its Executive Committee, together with evidence of the authority of the Executive Committee) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, certified as of a recent date prior to the Effective Date;

(ii)                                  A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower hereunder;

(iii)                               Certified copies of the Borrower’s Certificate of Incorporation, together with good standing certificates from the State of Delaware and the State of Minnesota, each to be dated a recent date prior to the Effective Date;

(iv)                              Copies of the Borrower’s Bylaws, certified as of the Effective Date by its Secretary or an Assistant Secretary;

(v)                                 Executed originals of this Agreement and the other documents to be delivered by the Borrower hereunder;

(vi)                              A favorable opinion of James W. Cavanaugh, Senior Vice President and General Counsel to the Borrower, substantially in the form of Exhibit F hereto;

(vii)                           A favorable opinion of Shearman & Sterling LLP, counsel for the Agents, substantially in the form of Exhibit G hereto;

(viii)                        A certificate of an authorized officer of the Borrower to the effect that since October 30, 2004, there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole;

(ix)                                A certificate of an authorized officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that (i) the representations and warranties in Section 4.01 are correct on and as of the Effective Date, to the same extent as though made on and as of the Effective Date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date; (b) such Borrower has performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed and satisfied by it on or before the Effective Date; and (c) no event has occurred and is continuing, or would result from the Borrowings made on and as of the Effective Date or from the application of the proceeds from such Borrowings, which constitutes an Event of Default or a Potential Event of Default;

(x)                                   Payment of up front fees to the Lenders, as agreed by and among the Arranger, Lenders and the Borrower;

(xi)                                Evidence of (A) the contemporaneous repayment of any indebtedness of the Borrower under the Existing Credit Agreement (including borrowings and accrued interest), (B) the contemporaneous payment of fees payable, if any, by the Borrower under the Existing Credit Agreement and (C) the contemporaneous termination of the Existing Credit Agreement on the Effective Date, which shall be deemed to occur upon the payments referred to in clauses (A) and (B) above.

The Administrative Agent shall have received such other approvals, opinions or documents as the Requisite Lenders through the Administrative Agent may reasonably request (which request shall be made in sufficient time to allow the Borrower to comply therewith).

Section 3.02  Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of a Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that (x) the Administrative Agent shall have received a Notice of Borrowing with respect thereto in accordance with Section 2.02 and (y) on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

(i)                                     The representations and warranties of the Borrower contained in Section 4.01 (other than in Section 4.01(e)(ii)) are correct on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty expressly relates only to an earlier date, in which case they were correct as of such earlier date;

(ii)                                  No event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or a Potential Event of Default.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties of the Borrower.  The Borrower represents and warrants as follows:

Due Organization, etc.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Material Subsidiary is listed in Schedule 4.01(a) and is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization in which failure to be so duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization would have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.  The Borrower and each of its Material Subsidiaries are qualified to do business in and are in good standing under the laws of each jurisdiction in which failure to be so qualified would have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

Due Authorization, etc.  The execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s Certificate of Incorporation or (ii) applicable law or any material contractual restriction binding on or affecting the Borrower or any of its Material Subsidiaries.

Governmental Consent.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, other than those that have been obtained, all of which are listed on Schedule 4.01(c).

Validity.  This Agreement is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity.

Condition of the Borrower.  (i) The consolidated balance sheet of the Borrower and its Subsidiaries as at October 30, 2004, and the related consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been previously furnished to each Bank, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, and (ii) since October 30, 2004, there has been no material adverse change in the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

Litigation.  (i) There is no pending action, investigation or proceeding against the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, and (ii) to the knowledge of the Borrower, there is no pending or threatened action, investigation or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which, in either case, in the reasonable judgment of the Borrower could reasonably be expected to materially adversely affect the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or with respect to actions of third parties, which purports to affect the legality, validity or enforceability of this Agreement or the other Loan Documents.

Margin Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock in any manner that violates, or would cause a violation of Regulation T, Regulation U or Regulation X.  Less than 10 percent of the fair market value of the assets of (i) the Borrower or (ii) the Borrower and its Subsidiaries consists of Margin Stock.

Payment of Taxes.  The Borrower and each of its Subsidiaries have filed or caused to be filed all material tax returns (federal, state, local and foreign) required to be filed and paid all material amounts of taxes shown thereon to be due, including interest and penalties, except for such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the Borrower or any such Subsidiary, as the case may be.

Governmental Regulation.  The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.  No Subsidiary of the Borrower is subject to any regulation that would limit the ability of the Borrower to enter into or perform its obligations under this Agreement.

ERISA.

(i)                                     No ERISA Event which might result in liability of the Borrower or any of its ERISA Affiliates in excess of $10,000,000 (or, in the case of an event described in clause (v) of the definition of ERISA Event, $750,000) (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Pension Plan.

(ii)                                  Schedule B (Actuarial Information) to the most recently completed annual report prior to the Effective Date (Form 5500 Series) for each Pension Plan, which report has been filed with the Internal Revenue Service by the Borrower or an ERISA Affiliate, is complete and, to the best knowledge of the Borrower, accurate, and since the date of such Schedule B there has been no material adverse change in the funding status of any such Pension Plan.

(iii)                               Neither the Borrower nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which has not been satisfied or which is or might be in excess of $10,000,000.

(iv)                              Neither the Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of the Borrower, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

Compliance With Law; Environmental Matters.  (i) The Borrower and each of its Subsidiaries are in compliance in all material respects with all statutes, regulations, rules and orders of any court or other governmental authority applicable to them (including all Environmental Laws) the non-compliance with which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, and (ii) there has been no “release or threatened release of a hazardous substance” (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Borrower’s or its Subsidiaries’ property other than as permitted under applicable Environmental Law and other than those which would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.  Other than disposals (A) for which the Borrower has been indemnified in full or (B) which would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, all “hazardous waste” (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq. (1976) and the regulations thereunder, 40 CFR Part 261 (“RCRA”)) generated at the Borrower’s or any Subsidiaries’ properties have in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law.

Disclosure.  As of the Effective Date, to the best of the Borrower’s knowledge, no representation or warranty of the Borrower or any of its Subsidiaries contained in this Agreement or any other Loan Document or in any other document, certificate or written statement furnished to the Banks by or on behalf of the Borrower or any of its Subsidiaries contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such agreements, documents, certificates and statements not misleading in light of the circumstances in which the same were made.

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01  Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will, unless the Requisite Lenders shall otherwise consent in writing:

Compliance with Laws, Etc.; Taxes.  Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) complying with all Environmental Laws and (ii) paying before the same become delinquent (x) all taxes, assessments, governmental charges and levies imposed upon it or upon its property and (y) all lawful claims that, if unpaid, might by law become a lien upon their property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy or claim (A) that is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained, or (B) the failure to pay or discharge which would not have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole.

Reporting Requirements.  Furnish to the Administrative Agent (in sufficient quantity for delivery to each Lender) for prompt distribution by the Administrative Agent to the Lenders:

(i)                                     as soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Borrower, consolidated balance sheets as of the end of such quarter and consolidated statements of source and application of funds of the Borrower and its Subsidiaries and consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for such quarter and the period commencing at the end of the previous fiscal year and ending with the end of such quarter and certified by the chief financial officer or chief accounting officer of the Borrower;

(ii)                                  as soon as available and in any event within 100 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing financial statements (including a consolidated balance sheet and consolidated statement of income and cash flows of the Borrower and its Subsidiaries) for such year, certified by and accompanied by an opinion of Ernst & Young LLP or other nationally recognized independent public accountants.  The opinion shall be unqualified (as to going concern, scope of audit and disagreements over the accounting or other treatment of offsets) and shall state that such consolidated financial statements present fairly in all material respects the financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii)                               together with each delivery of the report of the Borrower and its Subsidiaries pursuant to subsections (i) and (ii) above, a Compliance Certificate for the relevant accounting period executed by the chief financial officer, treasurer or assistant treasurer of the Borrower demonstrating in reasonable detail compliance during and at the end of such accounting periods with the restriction contained in Section 5.02(d) (and setting forth the arithmetical computation required to show such compliance) and stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the compliance certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(iv)                              as soon as possible and in any event within five days after the occurrence of each Event of Default and each Potential Event of Default, continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(v)                                 promptly after any material change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

(vi)                              promptly and in any event within 30 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event referred to in clause (i) of the definition of ERISA Event with respect to any Pension Plan has occurred which might result in liability to the PBGC in excess of $500,000 a statement of the chief accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

(vii)                           promptly and in any event within 15 days after the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event (other than an ERISA Event referred to in (vi) above) with respect to any Pension Plan has occurred which might result in liability to the PBGC in excess of $500,000, a statement of the chief accounting officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto;

(viii)                        promptly and in any event within five Business Days after receipt thereof by the Borrower or any ERISA Affiliate from the PBGC, copies of each notice from the PBGC of its intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan;

(ix)                                promptly and in any event within 15 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (w) the imposition of Withdrawal Liability by a Multiemployer Plan in excess of $500,000, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (z) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (w), (x) or (y) above;

(x)                                   promptly after the commencement thereof, notice of all material actions, suits and proceedings before any court or government department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any of its Subsidiaries, of the type described in Section 4.01(f);

(xi)                                promptly after the occurrence thereof, notice of (A) any event which makes any of the representations contained in Section 4.01(k) inaccurate in any material respect or (B) the receipt by the Borrower of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which could reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole;

(xii)                             promptly after any change in the rating established by S&P or Moody’s, as applicable, with respect to Long-Term Debt, a notice of such change, which notice shall specify the new rating, the date on which such change was publicly announced, and such other information with respect to such change as any Lender through either Agent may reasonably request;

(xiii)                          promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its public security holders, and copies of all reports and registration statements which the Borrower files with the SEC or any national security exchange;

(xiv)                         promptly after the Borrower or any ERISA Affiliate creates any employee benefit plan to provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates (except as provided in Section 4980B of the Code and except as provided under the terms of any employee welfare benefit plans provided pursuant to the terms of collective bargaining agreements) under the terms of which the Borrower and/or any of its ERISA Affiliates are not permitted to terminate such benefits, a notice detailing such plan; and

(xv)                            such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to this Section 5.01(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.hormel.com; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.01(b)(iii) and notices of each Event of Default and each Potential Event of Default required by Section 5.01(b)(iv) to the Administrative Agent and each of the Lenders.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Corporate Existence, Etc.  Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, at all times its fundamental business and preserve and keep in full force and effect its corporate existence (except as permitted under Section 5.02(b) hereof) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business; provided, however, that this paragraph (c) shall not apply in any case when, in the good faith business judgment of the Borrower, such preservation or maintenance is neither necessary nor appropriate for the prudent management of the business of the Borrower.

Inspection.  Permit, and cause each of its Material Subsidiaries to permit, any authorized representative designated by the Administrative Agent or any Lender; at the expense of the Administrative Agent or such Lender, to visit and inspect any of the properties of the Borrower or any of its Material Subsidiaries, including its and their financial and accounting records, and to take copies and to take extracts therefrom, and discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all during normal hours, upon reasonable notice and as often as may be reasonably requested.

Insurance.  Maintain, and cause each of its Material Subsidiaries to maintain, insurance to such extent and covering such risks as is usual for companies engaged in the same or similar business and on request will advise the Lenders of all insurance so carried.

Maintenance of Properties.  Keep, and cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear or damage from casualty excepted, all material properties used or useful in the business of such Borrower and its Subsidiaries and from time to time will make or use its reasonable efforts to cause to be made all appropriate repairs, renewals and replacements thereof.

Maintenance of Books, Etc.  Keep, and cause each of its Subsidiaries to keep, proper books of records and accounts, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each of its domestic Subsidiaries in accordance with GAAP and with respect to foreign Subsidiaries in accordance with customary accounting standards in the applicable jurisdiction, in each case consistently applied and consistent with prudent business practices.

Section 5.02  Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, without the written consent of the Requisite Lenders:

Liens, Etc.  The Borrower will not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, unless the Borrower’s obligations hereunder shall be secured equally and ratably with, or prior to, any such Debt; provided however that the foregoing restriction shall not apply to the following Liens which are permitted:

(i)                                     Liens on assets of any Subsidiary of the Borrower existing at the time such Person becomes a Subsidiary (other than any such Lien created in contemplation of becoming a Subsidiary);

(ii)                                  purchase money Liens upon or in any property acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property (provided that the amount of Debt secured by such Lien does not exceed 100% of the purchase price of such property and transaction costs relating to such acquisition) and Liens existing on such property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition); and the interest of the lessor thereof in any property that is subject to a Capital Lease;

(iii)                               any Lien securing Debt that was incurred prior to or during construction or improvement of property for the purpose of financing all or part of the cost of such construction or improvement, provided that the amount of Debt secured by such Lien does not exceed 100% of the fair market value of such property after giving effect to such construction or improvement;

(iv)                              any Lien securing Debt of a Subsidiary owing to the Borrower;

(v)                                 Liens resulting from any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Debt secured by any Lien referred to in clauses (i), (ii) and (iii) above so long as (x) the aggregate principal amount of such Debt shall not increase as a result of such extension, renewal or replacement and (y) Liens resulting from any such extension, renewal or replacement shall cover only such property which secured the Debt that is being extended, renewed or replaced;

(vi)                              Liens on accounts receivable resulting from the sale of such accounts receivable by the Borrower or a Subsidiary of the Borrower, so long as, at any time, the aggregate outstanding amount of such accounts receivable does not, together with the amount of Debt secured by Liens permitted by clause (vii), exceed 10% of the consolidated stockholder’s equity of the Borrower and its consolidated Subsidiaries; and

(vii)                           Liens other than Liens described in clauses (i) through (vi) hereof, whether now existing or hereafter arising, securing Debt in an aggregate amount that does not, together with the amount of accounts receivable subject to Liens permitted by clause (vi), exceed 10% of the consolidated stockholder’s equity of the Borrower and its consolidated Subsidiaries.

Restrictions on Fundamental Changes.  The Borrower will not, and will not permit any of its Material Subsidiaries to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any Person, or enter into any partnership, joint venture, syndicate, pool or other combination, unless no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and, in the case of a merger or consolidation of the Borrower, (i) the Borrower is the surviving entity or (ii) the surviving entity assumes all of the Borrower’s obligations under this Agreement in a manner satisfactory to the Requisite Lenders.

Plan Terminations.  The Borrower will not, and will not permit any ERISA Affiliate to, terminate any Pension Plan so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of $25,000,000, or permit to exist any occurrence of an event or condition which reasonably presents a material risk of a termination by the PBGC of any Pension Plan with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of $25,000,000.

Maximum Debt Ratio.  The Borrower will not permit the ratio of (i) Funded Indebtedness as of the end of any fiscal quarter to (ii) EBITDA, for each period consisting of the four consecutive fiscal quarters then ended, to exceed 2.75 to 1.00.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.01  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable or the Borrower shall fail to pay any interest on any Advance or any fees or other amounts payable hereunder within five Business Days of the date due; or

Any representation or warranty made or deemed made by the Borrower herein or by the Borrower pursuant to this Agreement (including any notice, certificate or other document delivered hereunder) shall prove to have been incorrect in any material respect when made; or

The Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than any term, covenant or agreement contained in Section 5.01(b)(iv), 5.01(c) or 5.02) on its part to be performed or observed and the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after the Borrower obtains knowledge of such breach or (ii) any term, covenant or agreement contained in Section 5.01(b)(iv), 5.01(c) or 5.02; or

The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount at least equal to 2% of consolidated net worth of the Borrower and its consolidated Subsidiaries in the aggregate (but excluding Debt arising under this Agreement) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or the Borrower or any of its Subsidiaries shall fail to perform or observe any other agreement, term or condition contained in any agreement or instrument relating to any such Debt (or if any other event or condition of default under any such agreement or instrument shall exist) and such failure, event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure, event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable as a result of such failure, event or condition; or

The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for a substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

Any judgment or order for the payment of money in excess of 2% of consolidated net worth of the Borrower and its consolidated Subsidiaries, individually or in the aggregate, shall be rendered against the Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon a final or nonappealable judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)                                     Any ERISA Event with respect to a Pension Plan shall have occurred and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (x) such ERISA Event shall still exist and (y) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Pension Plan and the Insufficiency of any and all other Pension Plans with respect to which an ERISA Event shall have occurred and then exist (or in the case of a Pension Plan with respect to which an ERISA Event described in clause (iii) through (vi) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $25,000,000; or

(ii)                                  The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred an aggregate Withdrawal Liability for all years to such Multiemployer Plan in an amount that, when aggregated with all other amounts then required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $25,000,000 and it is reasonably likely that all amounts then required to be paid to Multiemployer Plans by the Borrower and its ERISA Affiliates as Withdrawal Liability will exceed $25,000,000; or

(iii)                               The Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and it is reasonably likely that as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan year of such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $25,000,000; or

(iv)                              any Person or two or more Persons (other than the Hormel Foundation) acting in concert shall have acquired beneficial ownership or the right to acquire beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 35% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency (“Share Acquisition”); or

(v)                                 individuals who either (1) have been directors of the Borrower for the prior 24-month period or (2) were nominated or elected by directors in office during such period (but prior to any Share Acquisition) shall cease for any reason to constitute a majority of the board of directors of the Borrower;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Requisite Lenders, by notice to the Borrower, declare the obligation of each

Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Requisite Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Bankruptcy Code or the expiration of the 60-day grace period provided in Section 6.01(e), (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VII
ADMINISTRATIVE AGENT

Section 7.01  Authorization and Action.  Each Lender hereby appoints and authorizes CUSA to act as the Administrative Agent under this Agreement and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Advances and other amounts owing hereunder), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any of the Loan Documents or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of the Loan Documents.

Section 7.02  Agents’ Reliance, Etc.  Neither the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with any of the Loan Documents, except for their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Agents: (i) may treat the Lender that made any Advance as the payee thereof until the Administrative Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.16 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with any of the Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any of the Loan Documents on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03  CUSA and Affiliates.  With respect to its respective Commitment and the respective Advances made by it, CUSA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include CUSA respectively in its individual capacity.  CUSA and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory, underwriting or other business with, the Borrower, any of its Subsidiaries and other Affiliates and any Person who may do business with or own securities of the Borrower or any such Subsidiary or Affiliate, all as if CUSA was not an Agent and without any duty to account therefor or provide notice thereof, to the Lenders.  The Lenders acknowledge that, pursuant to such activities, CUSA and its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or an Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.

Section 7.04  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to, and the representations and warranties contained, in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05  Indemnification.  The Lenders agree to indemnify the Agents (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then held by each of them (or if no such Advances are at the time outstanding or if any such Advances are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any such Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by such Agent under any of the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse such Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Borrower.

Section 7.06  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Requisite Lenders.  Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent (such Administrative Agent, so long as no Event of Default has occurred and is continuing, being reasonably acceptable to the Borrower).  If no successor Administrative Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Requisite Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof or any Bank and, in each case having a combined capital and surplus of at least $100,000,000 (and so long as no Event of Default has occurred and is continuing, that is reasonably acceptable to the Borrower).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

Section 7.07  Other Agents.  None of the Lenders identified on the facing page of this Agreement or elsewhere herein as a “Syndication Agent”, a “Documentation Agent”, or an “Arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE VIII
MISCELLANEOUS

Section 8.01  Amendments, Etc.  No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Requisite Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following:  (a) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (b) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder or (e) amend Section 2.14 or this Section 8.01; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement.

Section 8.02  Notices and Other Communications; Facsimile Copies

General.  Unless otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 8.13) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, at its address at 1 Hormel Place, Austin, Minnesota  55912-3690, Attn: Treasurer, Telecopier (507) 434-6731, Telephone (507) 437-5922 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by Borrower in a notice to the other parties;

if to the Administrative Agent at its address at Citicorp USA, Inc., Global Loans Operations, 2 Penns Way, Suite 200, New Castle, Delaware 19720; Attention: Sandra Munoz, Telecopier (302) 894-6120, Telephone (302) 894-6023 (with copy of notices, other than those given pursuant to Sections 2.1 through 2.13 hereof, to Citicorp USA, Inc., Sears Tower, 233 South Wacker Drive - 86th Floor, Chicago, Illinois 60606, Attention:  Richard Levin, Telecopier 312-876-3290, Telephone 312-876-3274 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by Administrative Agent in a notice to the other parties; and

(ii)                                  if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Timing.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the United States mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (subject to the provisions of Sections 8.13(d) and (e)) when received; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall,

subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Reliance by the Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Lender and Administrative Agent from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 8.03  No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04  Costs, Expenses and Indemnification.

The Borrower agrees, regardless of whether the Effective Date occurs, to pay promptly on demand all reasonable costs and out-of-pocket expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, syndication, modification and amendment of this Agreement, and the other documents to be delivered hereunder or thereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent (including the allocated time charges of the Administrative Agent’s legal departments, as their respective internal counsel) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement.  The Borrower further agrees to pay promptly on demand all costs and expenses of the Agents and of each Lender, if any (including, without limitation, reasonable counsel fees and out-of-pocket expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder or thereunder, including, without limitation, reasonable counsel fees and out-of-pocket expenses in connection with the enforcement of rights under this Section 8.04(a).

If any payment of principal of any Eurodollar Rate Advance is made or any Eurodollar Rate Advance is assigned pursuant to Section 2.15 other than on the last day of the interest period for such Advance, as a result of a payment pursuant to Section 2.05 or acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance; provided that conversion of a Eurodollar Rate Advance to a Base Rate Advance in accordance with the provisions of Section 2.02(b)(iii) shall not be considered a payment for purposes of this Section 8.04(b).

The Borrower agrees to indemnify and hold harmless each Agent, each Lender and each director, officer, employee, agent, attorney and affiliate of each Agent and each Lender (each an “indemnified person”) in connection with any expenses, losses, claims, damages or liabilities to which an Agent, a Lender or such indemnified persons may become subject, insofar as such expenses, losses, claims, damages or liabilities (or actions or other proceedings commenced or threatened in respect thereof) arise out of the transactions referred to in this Agreement or arise from any use or intended use of the proceeds of the Advances, or in any way arise out of activities of the Borrower that violate Environmental Laws, and to reimburse each Agent, each Lender and each indemnified person, upon their demand, for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability, or action or other proceeding, whether commenced or threatened (whether or not such Agent, such Lender or any such person is a party to any action or proceeding out of which any such expense arises).  Notwithstanding the foregoing, the Borrower shall have no obligation hereunder to an indemnified person with respect to indemnified liabilities which have resulted from the gross negligence, bad faith or willful misconduct of such indemnified person.

To the extent permitted by law, the Borrower shall not assert, and hereby waives, any claim against any indemnified person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document, any transaction contemplated by the Loan Documents, any Advance or the use of proceeds thereof.

Section 8.05  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each of the Administrative Agent, the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (time or demand, provisional or final, or general, but not special) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement that are then due and payable, whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement.  Each of the Administrative Agent and the Lenders agrees promptly to notify the Borrower after any such set-off and application made by such Person; provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Section 8.06  Binding Effect; Entire Agreement.

This Agreement shall be deemed to have been executed and delivered when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders.

This Agreement (including the Schedules and Exhibits attached hereto) shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter.

Section 8.07  Assignments and Participations.

Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) after giving effect to any such assignment, (1) the assigning Lender shall no longer have any Commitment or (2) the amount of the Commitment of both the assigning Lender and the Eligible Assignee party to such assignment (in each case determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000 and assigned amounts must be in increments of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, and a processing and recordation fee of $3,500 to the Administrative Agent, and (v) the Borrower (unless an Event of Default shall exist and be continuing) and the Administrative Agent shall have consented to such assignment, which consent shall not be unreasonably withheld, unless such assignment is to an Affiliate of a Lender, in which case no such consent shall be necessary (but such Lender shall notify the Borrower and the Administrative Agent of any such assignment to an Affiliate of an Assigning Lender).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto); provided that with respect to any amounts payable as of the date of such assignment pursuant to Sections 2.09, 2.11 or 8.04, the Borrower shall have no greater obligation to the assignee than it had to the assignor.  Any Lender may at any time pledge or assign all or any portion of its rights hereunder to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder.

By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any of the Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of the Loan Documents, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Within five (5) days of its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee (together with a processing and recordation fee of $3,500 with respect thereto) and upon evidence of consent of the Borrower (if no Event of Default has occurred and is continuing) and the Administrative Agent thereto, which consent shall not be unreasonably withheld, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (1) accept such Assignment and Acceptance and (2) record the information contained therein in the Register.  All communications with the Borrower with respect to such consent of the Borrower shall be sent pursuant to Section 8.02.

The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, the Commitment Termination Date of, and principal amount of the Advances owing to, each such Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Loan Documents.  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it; provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Advance for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents, (v) no Lender shall grant any participation under which the participant shall have rights to require such Lender to take or omit to take any action hereunder or under the other Loan Documents or approve any amendment to or waiver of this Agreement or the other Loan Documents, except to the extent such amendment or waiver would:  (A) extend the Commitment Termination Date; or (B) reduce the interest rate or the amount of principal or fees applicable to Advances or the Commitment in which such participant is participating or change the date on which interest, principal or fees applicable to Advances or the Commitment in which such participant is participating are payable, and (vi) the Person purchasing such participation shall agree to customary provisions relating to the confidentiality of non-public information received by such Person in connection with its purchase of the participation.

Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee or Participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

(i)                                     Notwithstanding anything to the contrary contained herein, any Lender (a “Designating Lender”) may grant to one or more special purpose funding vehicles (each, an “SPV”), identified as such in writing from time to time by the Designating Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Designating Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (1) nothing herein shall constitute a commitment by any SPV to make any Loan, (2) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Designating Lender shall be obligated to make such Loan pursuant to the terms hereof and (3) the Designating Lender shall remain liable for any indemnity or other payment obligation with respect to its Commitment hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Designating Lender to the same extent, and as if, such Loan were made by such Designating Lender;

(ii)                                  As to any Loans or portion thereof made by it, each SPV shall have all the rights that a Lender making such Loans or portion thereof would have had under this Agreement; provided, however, that each SPV shall have granted to its Designating Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Loans or portion thereof made by an SPV; and the related Designating Lender shall be deemed to hold its Note (if any) as agent for such SPV to the extent of the Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Designating Lender as agent for such SPV;

(iii)                               Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable; if an SPV, but for the operation of this sentence, would have liability for any such indemnity or payment, the Designating Lender shall be liable;

(iv)                              In addition, notwithstanding anything to the contrary contained in this Section 8.07(g) or otherwise in this Agreement, any SPV may (1) at any time and without paying any processing fee therefore, assign or participate all or a portion of its interest in any Loans to the Designating Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans; provided that the Designating Lender in the event of an assignment or participation to any other financial institution shall remain liable for any indemnity or other payment obligation with respect to its Commitment, and shall be obligated to make such Loan pursuant to the terms hereof and of its Commitment and (2) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV.

Section 8.08  Confidentiality.  Each Agent and each Lender agrees, insofar as is legally possible, to use its reasonable best efforts to keep in confidence all financial data and other information relative to the affairs of the Borrower heretofore furnished or which may hereafter be furnished to it pursuant to the provisions of this Agreement; provided, however, that this Section 8.08 shall not be applicable to information which is or becomes available to a Lender from a source other than the Borrower; and provided further that such obligation of each Agent and each Lender shall be subject to each Agent’s and each Lender’s (a) obligation to disclose such information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such information to bank examiners, its affiliates, bank auditors, accountants and its counsel and other Agents and Lenders, and (c) right to disclose any such information, (i) in connection with the transactions set forth herein including assignments and sales of participation interests pursuant to Section 8.07 hereof or (ii) in or in connection with any litigation or dispute involving the Agents, the Lenders and the Borrower or any transfer or other disposition by such Lender of any of its Advances or other extensions of credit by such Lender to the Borrower or any of its Subsidiaries, provided that information disclosed pursuant to this proviso shall be so disclosed subject to such procedures as are reasonably calculated to maintain the confidentiality thereof.

Notwithstanding any other provision in this agreement, each party hereto (and each employee, representative, or other agent of each such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to either party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 8.09  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 8.11  Consent to Jurisdiction; Waiver of Immunities.  The Borrower hereby irrevocably submits to the jurisdiction of any New York state or Federal court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or Federal court.  The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section 8.11 shall affect the right of any Lender or Agent to serve legal process in any other manner permitted by law or affect the right of any Lender or Agent to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 8.12  Waiver of Trial by Jury.  THE BORROWER, THE BANKS, THE AGENTS AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, OTHER LENDERS EACH HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  The Borrower, the Banks, the Agents and, by its acceptance of the benefits hereof, other Lenders each (i) acknowledges that this waiver is a material inducement for the Borrower, the Lenders and the Agents to enter into a business relationship, that the Borrower, the Lenders and the Agents have already relied on this waiver in entering into this Agreement or accepting the benefits thereof, as the case may be, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 8.13  Website Communications.

The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder, or (v) involves the delivery of securities, instruments or other similar documents requiring signatures or endorsement (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”).  The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.

IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and the Loan Documents.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement and the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

HORMEL FOODS CORPORATION

By	/s/ MICHAEL J. McCOY
Name: Michael J. McCoy
Title: Executive Vice President and Chief Financial Officer

Notice Address:
Attn: Treasurer
1 Hormel Place
Austin, Minnesota 55912-3690

CITICORP USA, INC., as Administrative
Agent and a Lender

By	/s/ CAROLYN KEE
Name: Carolyn Kee
Title: Vice President

Notice Address:
Attn: Bank Loan Syndications
2 Penns Way, Suite 200
New Castle, Delaware 19702

JPMORGAN CHASE BANK, N.A., as a Lender

By	/s/ TERI STREUSAND
Name: Teri Streusand
Title: Vice President

Notice Address:
JPMorgan Chase Bank, N.A.
Attn: Yvonne Dixon
131 S. Dearborn, 5th Floor
Chicago, IL 60603

SUNTRUST BANK, as a Lender

By	/s/ DOUGLAS C. O’BRYAN
Name: Douglas O’Bryan
Title: Vice President

Notice Address:
Attn: Douglas O’Bryan
303 Peachtree Street
Third Floor
Atlanta, Georgia 30308

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By	/s/ KAREN E. WEATHERS
Name: Karen E. Weathers
Title: Vice President

Notice Address:
Attn: Karen Weathers
800 Nicollet Mall
Minneapolis, MN 55402
T: 612 303-3764
F: 612 303-2265

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ ALLISON S. GELFMAN
Name: Allison S. Gelfman
Title: Vice President

By	/s/ JENNIFER D. BARRETT
Name: Jennifer D. Barrett
Title: Vice President & Loan Team Manager

Notice Address:
Wells Fargo Bank, National Association
6th and Marquette
MAC N9305-031
Minneapolis, MN 55479
Telephone: 612-316-1402
Facsimile: 612-667-2276

BANK OF AMERICA, N.A., as a Lender

By	/s/ DAVID CATHERALL
Name: David Catherall
Title: Vice President

Notice Address:
Bank of America, N.A.
231 LaSalle Street, 10th Floor
Chicago, IL 60604
Telephone: 312-828-8340
Facsimile: 415-503-5021

SCHEDULE I

APPLICABLE LENDING OFFICES

Bank	Domestic Lending Office	Eurodollar Lending Office
Citicorp USA, Inc.	2 Penns Way, Suite 200 New Castle, DE 19702 Attention: Sandra Munoz Telephone: (302) 894-6033 Facsimile: (302) 894-6120	2 Penns Way, Suite 200 New Castle, DE 19702 Attention: Sandra Munoz Telephone: (302) 894-6033 Facsimile: (302) 894-6120

JPMorgan Chase Bank, N.A.	131 S. Dearborn, Floor 5 Chicago, IL 60603 Attention: Yvonne Dixon Telephone: (312) 385-7030 Facsimile: (312) 385-7101	131 S. Dearborn, Floor 5 Chicago, IL 60603 Attention: Yvonne Dixon Telephone: (312) 385-7030 Facsimile: (312) 385-7101

SunTrust Bank	303 Peachtree Street, 3rd Floor Atlanta, GA 30308 Attention: Douglas O’Bryan Telephone: (404) 658-4237 Facsimile: (404) 230-1940	303 Peachtree Street, 3rd Floor Atlanta, GA 30308 Attn: Douglas O’Bryan Telephone: (404) 658-4237 Facsimile: (404) 230-1940

US Bank National Association	800 Nicollet Mall Minneapolis, MN 55402 Attention: Karen Weathers Telephone: (612) 303-3764 Facsimile: (612) 303-2265	800 Nicollet Mall Minneapolis, MN 55402 Attention: Karen Weathers Telephone: (612) 303-3764 Facsimile: (612) 303-2265

Wells Fargo Bank, National Association	6th and Marquette MAC N9305-031 Minneapolis, MN 55479 Telephone: (612) 316-1402 Facsimile: (612) 667-2276	6th and Marquette MAC N9305-031 Minneapolis, MN 55479 Telephone: (612) 316-1402 Facsimile: (612) 667-2276

Bank of America, N.A.	901 Main Street, 14th Floor Dallas, TX 75202 Attention: Maria Garces Telephone: (214) 209-9262 Facsimile: (214) 290-9519	901 Main Street, 14th Floor Dallas, TX 75202 Attention: Maria Garces Telephone: (214) 209-9262 Facsimile: (214) 290-9519

I-1

SCHEDULE II

BANKS’ COMMITMENTS

Hormel Foods Corporation

$200,000,000 Revolving Credit Agreement

BANK	COMMITMENT
Citicorp USA, Inc.	$37,500,000
JPMorgan chase Bank, N.A.	32,500,000
SunTrust Bank	$32,500,000
US Bank National Association	$32,500,000
Wells Fargo Bank, National Association	$32,500,000
Bank of America, N.A.	$32,500,000

II-1

SCHEDULE 4.01(a)
MATERIAL SUBSIDIARIES

1.                                       Hormel Financial Services Corporation, a Minnesota corporation

2.                                       Hormel Foods, LLC, a Minnesota Limited Liability Company

3.                                       Jennie-O Turkey Store, Inc., a Minnesota corporation

4.                                       Hormel Foods International Corporation, a Delaware corporation

5.                                       Mexican Accent, LLC, a Delaware limited liability company

6.                                       Hormel Foods Sales, LLC, a Delaware limited liability company

7.                                       Mountain Prairie, LLC, a Colorado Limited Liability Company

8.                                       Diamond Crystal Brands, Inc., a Delaware corporation

9.                                       Beijing Hormel Foods Co. Ltd., incorporated under the Joint Venture Law of the People’s Republic of China

10.                                 Shanghai Hormel Foods Limited Corporation, incorporated under the Joint Venture Law of the People’s Republic of China

11.                                 Dan’s Prize, a Minnesota corporation

12.                                 Jennie-O Turkey Store Sales, LLC, a Delaware limited liability company

13.                                 Diamond Crystal Bremen, LLC, a Delaware limited liability company

14.                                 Lloyd’s Barbeque Company, LLC, a Delaware limited liability company

15.                                 Clougherty Packing Company

16.                                 Campoco, Inc., a Minnesota corporation

SCHEDULE 4.01(c)
GOVERNMENT CONSENTS

None.

EXHIBIT A

[FORM OF ASSIGNMENT AND ACCEPTANCE]

Dated as of                ,

Reference is made to that certain Revolving Credit Agreement, dated as of June 1, 2005 (the “Credit Agreement”), among HORMEL FOODS CORPORATION (the “Borrower”), the Lenders party thereto, Citicorp USA, Inc., as Administrative Agent (the “Administrative Agent”), and the other Agents party thereto.  Terms defined in the Credit Agreement are used herein with same meaning.

[                        ] (the “Assignor”) and [                          ] (the “Assignee”) agree as follows:

1.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, without recourse, that interest in and to all of the Assignor’s rights and obligations under the Credit Agreement as of the date hereof which represents the percentage interest specified in Section 1 of Schedule 1 of the outstanding rights and obligations of all Lenders under the Credit Agreement, including, without limitation, such interest in the Assignor’s Commitment and in all outstanding Advances (if any) owing to the Assignor.  After giving effect to such sale and assignment, the Assignee’s Commitment and the aggregate principal amount of Advances outstanding on the date hereof and owing to the Assignee will be as set forth in Section 2 of Schedule 1.

2.  The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty (except as provided in clause (i) above) and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any guarantor or any other person or the performance or observance by the Borrower, any guarantor or any other party of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

3.  (a)  The Assignee (i) confirms and agrees that it has received a copy of the Credit Agreement, any amendments or waivers thereto and any other documents furnished pursuant thereto, which in each case have been requested by it, together with copies of any financial statements requested by it, and that it has, independently and without reliance on the Assignor, the Administrative Agent or any other Agent or Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and agrees that it shall have no recourse against the Assignor with respect to any matters relating thereto; (ii) agrees that it will, independently and without reliance upon the Assignor, any Administrative Agent or any other Agent or Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and any other documents or instruments furnished pursuant thereto; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) confirms that it is an Eligible Assignee; (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; [and] (vi) specifies as its Domestic Lending Office and Eurodollar Lending Office and address for notices the respective offices previously notified to the Administrative Agent pursuant to the Credit Agreement[; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for the purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to withholding taxes at a rate reduced by any applicable tax treaty].

(b)  If the Assignee is a person subject to ERISA, the Assignee represents and warrants that the execution, delivery and performance of this Assignment and Acceptance, and the purchase of the interest being assigned to it hereby, will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a prohibited transaction which is covered by a currently effective class exemption granted by the U.S. Department of Labor pursuant to Section 408(a) of ERISA and Section 4975(C)(2) of the Code.

4.  Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, the Assignor will deliver this Assignment and Acceptance to the Administrative Agent for acceptance and recording.  The effective date for this Assignment and Acceptance shall be the date of acceptance hereof by the Administrative Agent unless otherwise specified on Schedule 1 hereto (the “Assignment Effective Date”).

5.  Upon such acceptance and recording by the Administrative Agent, as of the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in the Credit Agreement and in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in the Credit Agreement and in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other instruments and documents furnished pursuant thereto.  The Assignee hereby acknowledges that the other parties to the Credit Agreement are intended third-party beneficiaries of this Assignment and Acceptance insofar as, after giving effect to this Assignment and Acceptance, the Assignee shall have the obligations of a Lender thereunder.

6.  Upon such acceptance and recording by the Administrative Agent, from and after the Assignment Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee.  The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date directly between themselves.

7.  This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8.  This Assignment and Acceptance may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule 1 hereto.

[Remainder of page intentionally left blank]

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE
Dated as of             , 20

Section 1

Percentage interest	%
(as percentage of total
Credit Agreement Advances/
Commitments of all Lenders)

Section 2

Assignee’s Commitment	$

Aggregate Outstanding Principal
Amount of Advances Owing to Assignee	$

Section 3

Assignment Effective Date:	, 20
[ ],
as Assignor

By
Title:

[ ],
as Assignee

By
Title:

[Remainder of page intentionally left blank]

Accepted this day of
,

CITICORP USA, INC., as Administrative Agent

By
Name:
Title:

Accepted this day of
,

HORMEL FOODS CORPORATION, as Borrower

By
Name:
Title:

EXHIBIT B

[FORM OF COMPLIANCE CERTIFICATE]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFY THAT:

(1)                                  I am the duly elected [Title] of HORMEL FOODS CORPORATION, a Delaware corporation (“Company”);

(2)                                  I have reviewed the terms of that certain Revolving Credit Agreement, dated as of June 1, 2005, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among the Company, the financial institutions listed therein as Lenders, Citicorp USA, Inc., as Administrative Agent, and the other Agents party thereto and the terms of the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3)                                  The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

]

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this                 day of                 ,      pursuant to subsection 5.01(b)(iii) of the Credit Agreement.

Hormel Foods Corporation

By:
Title:

B-1

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of             ,      and pertains to the period from             ,      to             ,     .  Subsection references herein relate to subsections of the Credit Agreement.

Ratio of Net Debt to EBITDA, Section 5.02(d)

a.	Indebtedness for borrowed money or for the deferred

	purchase price of property or services.	$

b.	Obligations under Capital Leases	$

c.	Funded Indebtedness Outstanding at end of period (a plus b)	$

d.	Consolidated Net Income	$

e.	Provision for taxes	$

f.	Interest expense	$

g.	Depreciation and amortization

h.	Extraordinary losses	$

i.	Extraordinary gains	$

j.	EBITDA for four fiscal quarter period

	(d plus e plus f plus g plus h minus i)	$

k.	Ratio of Net Debt to EBITDA (ratio of c to j)	: 1.00

l.	Maximum permitted Funded Indebtedness ratio	2.75:1.00

B-2

EXHIBIT C

[FORM OF NOTICE OF CONVERSION/CONTINUATION]

NOTICE OF CONVERSION/CONTINUATION

Pursuant to that certain Revolving Credit Agreement, dated as of June 1, 2005, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among HORMEL FOODS CORPORATION, a Delaware corporation, as Borrower, the financial institutions listed therein as Lenders, Citicorp USA, Inc., as Administrative Agent, and the other Agents party thereto, this represents Company’s request to convert or continue Loans as follows:

1.	Date of conversion/continuation:	,

2.	Amount of Loans being converted/continued: $

3.	Nature of conversion/continuation:

	☐ a.	Conversion of Base Rate Loans to Eurodollar Rate Loans
	☐ b.	Conversion of Eurodollar Rate Loans to Base Rate Loans
	☐ c.	Continuation of Eurodollar Rate Loans as such

4.	If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: month(s)

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, and the Borrower certifies that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	Hormel Foods Corporation

By:
Title:

C-1

EXHIBIT D

[FORM OF NOTICE OF BORROWING]

[Date]

Citicorp USA., Inc., as Administrative Agent
  for the Lenders parties to the Credit Agreement
  referred to below

Ladies and Gentlemen:

The undersigned Hormel Foods Corporation (the “Borrower”) refers to the Revolving Credit Agreement, dated as of June 1, 2005 (the “Credit Agreement”), the terms defined therein being used herein as therein defined, among the Borrower, the Lenders party thereto, Citicorp USA, Inc., as Administrative Agent, and the other Agents party thereto, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i)                                     The Business Day of the Proposed Borrowing is               20  .

(ii)                                  The Type of Advances comprising the Proposed Borrowing is a [Base Rate Advance][Eurodollar Advance].

(iii)                               The aggregate amount of the Proposed Borrowing is $           .

(iv)                              The Interest Period for each Advance made as part of the Proposed Borrowing is      [months] [days].

In accordance with Section 3.02 of the Credit Agreement, the undersigned hereby certifies, on behalf of the Borrower, that as of the date hereof and the date of the Advance hereby requested:

1.                                       The representations and warranties contained in Section 4.01 of the Credit Agreement (excluding those contained in paragraph (e)(ii) thereof) are true and accurate as though made on and as of such dates;

D-1

2.                                       No event has occurred and is continuing or would result from such Borrowing which constitutes an Event of Default under the Credit Agreement or which would constitute such an Event of Default but for the requirement that notice be given or time elapse or both.

Very truly yours,

Hormel Foods Corporation

By
Name:
Title:

D-2

EXHIBIT E
[FORM OF PROMISSORY NOTE]
HORMEL FOODS CORPORATION
PROMISSORY NOTE

           ,

For value received, Hormel Foods Corporation (the “Borrower”), hereby promises to pay to the order of                                                        (the “Lender”), for the account of its Applicable Lending Office, the unpaid principal amount of each Advance made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Advance.  The Borrower promises to pay interest on the unpaid principal amount of each such Advance on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in United States dollars in same day funds at the Administrative Agent’s office, as specified in the Credit Agreement.

All Advances made by the Lender, the respective maturities thereof and all repayments of principal thereof shall be recorded by the Lender and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Advance then outstanding shall be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, or in the records of such Lender in accordance with its usual practice; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This promissory note is one of the promissory notes referred to in Section 2.13 of the Revolving Credit Agreement, dated as of June 1, 2005, among Hormel Foods Corporation, the Lenders named therein, Citicorp USA, Inc., as Administrative Agent, and the other Agents party thereto (said Credit Agreement, as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein with the same meanings.

[Remainder of page intentionally left blank]

Reference is hereby made to the Credit Agreement for provisions relating to this promissory note, including, without limitation, the mandatory and optional prepayment hereof and the acceleration of the maturity hereof.

Hormel Foods Corporation

By
Name:
Title:

By
Name:
Title:

Schedule to Promissory Note

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Type of Advance	Amount of Principal Repaid	Maturity Date	Notation By

EXHIBIT F

[FORM OF OPINION OF COUNSEL TO BORROWER]

[Date]

Citicorp USA, Inc., as
Administrative Agent

and

The Lenders
and Arranger Listed
on Schedule I Hereto

Re:                               Hormel Foods Corporation Revolving Credit Agreement dated as of June 1, 2005

Ladies and Gentlemen:

As General Counsel of Hormel Foods Corporation, a Delaware corporation (the “Company”), I am familiar with the Revolving Credit Agreement dated as of June 1, 2005, among the Company, the Lenders named therein, Citicorp USA, Inc., as Administrative Agent and the other Agents party thereto (the “Credit Agreement”).  All terms used herein that are defined in the Credit Agreement have the meanings specified in the Credit Agreement.  This letter is being delivered to you in satisfaction of the condition set forth in Section 3.01(a)(vi) of the Credit Agreement and with the understanding that you are entering into the Credit Agreement in reliance on the opinions expressed herein.

In this connection, I have examined such certificates of public officials, certificates of officers of the Company and its Subsidiaries and copies certified to my satisfaction of corporate documents, records and of other papers of the Company and its Subsidiaries, and have made such other investigations, as I have deemed relevant and necessary as a basis for my opinion hereinafter set forth.

Based on the foregoing and subject to the qualifications, limitations and assumptions contained herein, it is my opinion that:

1.                                       The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and has qualified to do business as a foreign corporation and is in good standing under the laws of the State of Minnesota.  The Company has all requisite corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform the Credit Agreement and any Notes issued pursuant thereto.

2.                                       The execution, delivery and performance of the Credit Agreement and any Notes issued pursuant thereto have been duly authorized by all requisite corporate action on the part of the Company.  The Credit Agreement has been duly executed and delivered by an authorized officer of the Company and, assuming proper authorization and execution by the other parties thereto, constitutes the legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by (a) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity and commercial reasonableness (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.                                       The Company is not an “investment company” nor a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

4.                                       The extension, arranging and obtaining of the credit represented by the Credit Agreement do not result in any violation of Regulation T, U and X of the Board of Governors of the Federal Reserve System.

5.                                       None of the execution and delivery of the Credit Agreement, the making of any Advances thereunder or compliance with the provisions thereof (A) conflicts with, or results in a breach or violation of the certificate of incorporation or bylaws of the Company, (B) results in a material breach or violation of, or constitutes a material default under, the terms, conditions or provisions of (i) any material loan agreement or other contract to which the Company or any of its Subsidiaries is a party, (ii) any order, writ, judgment or decree that the Company or any of its Subsidiaries is a party to or by which any of the Company’s or any of its Subsidiaries’ assets or properties are bound and which is material to the Company and its Subsidiaries, taken as a whole, or (iii) any present United States federal, Delaware corporate or Minnesota statute, rule or regulation, known to me to be applicable to or binding on the Company and of a type commonly applicable to transactions of the type contemplated by the Credit Agreement or (C) results in the creation of any Lien upon any of the assets or properties of either the Company or any of its Subsidiaries under any agreement or contract referred to in clause (B)(i) above.

6.                                       No governmental consents, approvals, registrations, declarations or filings are required to be obtained or made by the Company in connection with the execution and delivery of the Credit Agreement or any Notes issued pursuant thereto.

7.                                       To the best of my knowledge, after due inquiry, there are no actions, suits or proceedings (administrative, judicial or otherwise) pending or threatened against the Company or any of its Subsidiaries that have a significant likelihood of materially and adversely affecting (a) the business, operations, prospects or condition (financial or otherwise) of the Company or any of its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under the Credit Agreement or any Notes issued pursuant thereto.

My opinion as to the enforceability of the Credit Agreement is subject to:

(i)                                     public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence or willful misconduct; and

(ii)                                  the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law.

In addition, I express no opinion as to the effect of non-compliance by any party (other than the Company) with any state or federal laws or regulations applicable to the transactions contemplated by the Credit Agreement because of the nature of such party’s business.

The law covered by this opinion is limited to present federal law, present corporate law of the State of Delaware and present law of the State of Minnesota.  I express no opinion as to the laws of the any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulation or requirements or any country, municipality, subdivision or local authority or any jurisdiction.

I note that the Credit Agreement provides that it shall be governed by, and construed in accordance with, the laws of the State of New York, and that I express no opinion herein under the laws of the State of New York.  With your permission, for purposes of my opinion set forth in paragraph 3, I have assumed that the laws of the State of Minnesota are identical to the laws of the State of New York.

This opinion is being delivered upon the express instructions of the Company to Citicorp USA, Inc., as Administrative Agent, and the Lenders under the Credit Agreement and is solely for their benefit in connection with the transactions contemplated thereby.  This opinion may not be relied upon by, filed with, disclosed to, quoted in any manner to, referenced in any written report, financial statement or other document to, or delivered to any other person, firm or corporation for any purpose, without my prior written consent, except that the Administrative Agent and each Lender may use this opinion (i) in connection with a review of the Credit Agreement and transactions related thereto by a regulatory agency having supervisory authority over any such Person for the purpose of confirming the existence of this opinion, (ii) in connection with the assertion of a defense as to which this opinion is relevant and necessary, (iii) in response to a court order or (iv) in connection with any assignment of any Advances or Commitment in accordance with the provisions of the Credit Agreement, and any Eligible Assignee may rely on this opinion as if it were addressed and had been delivered to such assignee on the date hereof.

Very truly yours,

EXHIBIT G

[FORM OF OPINION OF SHEARMAN & STERLING LLP]

June 1, 2005

To the Initial Lenders party to the Credit
Agreement referred to below and to
Citicorp USA, Inc., as Administrative Agent

Hormel Foods Corporation

Ladies and Gentlemen:

We have acted as counsel to Citicorp USA, Inc., as Administrative Agent (the “Agent”), in connection with the Revolving Credit Agreement, dated as of June 1, 2005 (the “Credit Agreement”), among Hormel Foods Corporation, a Delaware corporation (the “Borrower”), and each of you.  Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

In that connection, we have reviewed originals or copies of the following documents:

(a)                                  The Credit Agreement.

(b)                                 The Notes executed by the Borrower and delivered on the date hereof.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed originals or copies of such other agreements and documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(A)                              The genuineness of all signatures.

(B)                                The authenticity of the originals of the documents submitted to us.

(C)                                The conformity to authentic originals of any documents submitted to us as copies.

(D)                               As to matters of fact, the truthfulness of the representations made in the Credit Agreement.

(E)                                 That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Borrower, enforceable against each such party in accordance with its terms.

(F)                                 That:

(1)                                  The Borrower is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(2)                                  The Borrower has full power to execute, deliver and perform, and has duly executed and delivered, the Opinion Documents.

(3)                                  The execution, delivery and performance by the Borrower of the Opinion Documents have been duly authorized by all necessary action (corporate or otherwise) and do not:

(a)                                  contravene its certificate or articles of incorporation, by-laws or other organizational documents;

(b)                                 except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(c)                                  result in any conflict with or breach of any agreement or document binding on it of which any addressee hereof has knowledge, has received notice or has reason to know.

(4)                                  Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or (to the extent the same is required under any agreement or document binding on it of which an addressee hereof has knowledge, has received notice or has reason to know) any other third party is required for the due execution, delivery or performance by the Borrower of any Opinion Document or, if any such authorization, approval, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Borrower, the Opinion Documents or the transactions governed by the Opinion Documents.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Borrower, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that each Opinion Document is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

Our opinion expressed above is subject to the following qualifications:

(a)                                  Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)                                 Our opinion is subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)                                  We express no opinion with respect to the enforceability of indemnification provisions, or of release or exculpation provisions, contained in the Opinion Documents to the extent that enforcement thereof is contrary to public policy regarding the indemnification against or release or exculpation of criminal violations, intentional harm or violations of securities laws.

(d)                                 Our opinion is limited to Generally Applicable Law.

A copy of this opinion letter may be delivered by any of you to any person that becomes a Lender in accordance with the provisions of the Credit Agreement.  Any such person may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such person on the date hereof.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.  This opinion letter may not be relied upon by you or any person entitled to rely on this opinion pursuant to the preceding paragraph for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinion expressed herein.

Very truly yours,

WEH:SLH

EXECUTION COPY

REVOLVING CREDIT AGREEMENT

Dated as of June 1, 2005

Among

HORMEL FOODS CORPORATION

as Borrower

and

THE BANKS NAMED HEREIN

as Lenders

and

CITICORP USA, INC.

as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.
SUNTRUST BANK
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01	Certain Defined Terms
Section 1.02	Computation of Time Periods
Section 1.03	Accounting Terms

ARTICLE II
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01	The Advances
Section 2.02	Making the Advances
Section 2.03	Fees
Section 2.04	Optional Termination and Reduction of the Commitments
Section 2.05	Repayment and Prepayment of Advances
Section 2.06	Interest on Advances
Section 2.07	Interest Rate Determination
Section 2.08	Voluntary Conversion or Continuation of Advances
Section 2.09	Increased Costs
Section 2.10	Payments and Computations
Section 2.11	Taxes
Section 2.12	Sharing of Payments, Etc
Section 2.13	Evidence of Debt
Section 2.14	Use of Proceeds
Section 2.15	Substitution of Lenders
Section 2.16	Increase in the Aggregate Commitments

ARTICLE III
CONDITIONS OF EFFECTIVENESS AND LENDING

Section 3.01	Conditions Precedent to Effectiveness
Section 3.02	Conditions Precedent to Each Borrowing

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Representations and Warranties of the Borrower

ARTICLE V
COVENANTS OF THE BORROWER

Section 5.01	Affirmative Covenants
Section 5.02	Negative Covenants

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ARTICLE VI
EVENTS OF DEFAULT

Section 6.01	Events of Default

ARTICLE VII
ADMINISTRATIVE AGENT

Section 7.01	Authorization and Action
Section 7.02	Agents’ Reliance, Etc
Section 7.03	CUSA and Affiliates
Section 7.04	Lender Credit Decision
Section 7.05	Indemnification
Section 7.06	Successor Administrative Agent
Section 7.07	Other Agents

ARTICLE VIII
MISCELLANEOUS

Section 8.01	Amendments, Etc.
Section 8.02	Notices and Other Communications; Facsimile Copies
Section 8.03	No Waiver; Remedies
Section 8.04	Costs, Expenses and Indemnification
Section 8.05	Right of Set-off
Section 8.06	Binding Effect; Entire Agreement
Section 8.07	Assignments and Participations
Section 8.08	Confidentiality
Section 8.09	Governing Law
Section 8.10	Execution in Counterparts
Section 8.11	Consent to Jurisdiction; Waiver of Immunities
Section 8.12	Waiver of Trial by Jury
Section 8.13	Website Communications

ii

SCHEDULES

Schedule I	Applicable Lending Offices

Schedule II	Banks’ Commitments

Schedule 4.01(a)	Material Subsidiaries

Schedule 4.01(c)	Government Consents

EXHIBITS

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Compliance Certificate

Exhibit C	Form of Notice of Conversion/Continuation

Exhibit D	Form of Notice of Borrowing

Exhibit E	Form of Promissory Note

Exhibit F	Form of Opinion of Counsel to Borrower

Exhibit G	Form of Opinion of Shearman & Sterling LLP

iii